EX-21
                                  Subsidiaries


                                  Jurisdiction of        Percentage
                                   INCORPORATION            OWNED

Datatec Industries, Inc.              New Jersey            100%

HH Communications, Inc.               Illinois              100%

Signatel, Ltd.                        Canada                100%

eDeploy.com, Inc.                     Delaware              100%